                                                     Exhibit 2.2




          This Shareholders Agreement (the "Agreement"), dated as of February 22, 1996, is between Crown Cork & Seal Company, Inc. a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Company"), and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France ("Shareholder").

          WHEREAS, simultaneously with the execution of this Agreement, Shareholder is acquiring beneficial ownership of 7,110,300 shares of the Company's 4.5% Convertible Preferred Stock, par value $41.8875 per share (the "Preferred Shares"), and 21,330,903 shares of the Company's common stock, par value $5.00 per share (the "Common Stock"), pursuant to an Exchange Offer Agreement, dated as of May 22, 1995, as amended, (the "Exchange Offer Agreement"), between the Company and Shareholder;

          WHEREAS, Shareholder recognizes the significant contributions of the current management of the Company in creating shareholder value;

          WHEREAS, in recognition of Shareholder's significant share ownership in the Company, the Company has determined to grant to Shareholder the right to designate three persons for election to the Board of Directors of the Company;

          WHEREAS, the Company has determined to form a new Strategic Committee of the Board of Directors, which will be chaired initially by the chairman and chief executive officer of Shareholder;

          WHEREAS, in view of the foregoing and the parties' intention that Shareholder shall influence, but not control, the business and affairs of the Company, Shareholder has agreed to certain restrictions on the acquisition and disposition of the Preferred Shares and the Common Stock and the conduct of Shareholder with respect to the Company.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Exchange Offer Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                ARTICLE 1

               Definitions; Representations and Warranties

       SECTION 1.1 Definitions. Except as otherwise specified herein, defined terms used in this Agreement shall have the respective meanings assigned to such terms in the Exchange Offer Agreement. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) Affiliate. An "Affiliate" of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof.

            (b) Bankruptcy Event. A "Bankruptcy Event" shall mean (i) the entry by a court having jurisdiction in the premises of (x) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable United States or state law or appointing a custodian, receiver,liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any of the Company's property, or ordering the winding-up or liquidation of the Company's affairs; and the continuance of any such decree or order of relief or any such other decree or order unstayed and in effect for a period of ninety (90) consecutive days; or
(ii) the commencement by the Company of a voluntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or any case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable United States or state law, or the consent by the Company to the filing of such a petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, the making by the Company of a general assignment for the benefit of creditors or the admission by the Company of the Company's inability to pay its debts generally as they become due, or the taking of corporate action by the Company with the intent of causing any of the foregoing.

                                     -2-


               (c) Beneficial Owner.  A Person shall be deemed to
"beneficially own," or to have "beneficial ownership" of, any Voting Securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof and, in addition, such terms shall include securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60)
days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, Shareholder shall be deemed to beneficially own any Voting Securities beneficially owned by its Controlled Affiliates or any Group of which Shareholder or any such Controlled Affiliate is a member.

            (d) Board of Directors. "Board of Directors" shall mean the Board of Directors of the Company.

            (e) Closing Date. "Closing Date" shall mean the date of the consummation of the OPE.

            (f) Company Stock. "Company Stock" shall mean the Preferred Shares and the Common Stock.

            (g) Commission. "Commission" shall mean the Securities and Exchange Commission.

            (h) Controlled Affiliate. "Controlled Affiliate" shall mean, with respect to any Person, any other Person more than fifty percent (50%) of the outstanding voting securities of which is beneficially owned, and any other Person which is actually controlled, directly or indirectly, by such Person or one or more of its Controlled Affiliates. For purposes of this Agreement, each of MW and Ernest-Antoine Seilliere shall be deemed to be Controlled Affiliates of Shareholder.

            (i) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (j) Group. "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

            (k) MW. "MW" shall mean Marine-Wendel, a societe anonyme organized under the laws of the Republic of France.

            (l)  NYSE.  "NYSE" shall mean the New York Stock Exchange, Inc.

            (m) OPE. "OPE" shall mean the offre publique d'echange undertaken by the Company as provided in the Exchange Offer Agreement.

                                     -3-

            (n) Person. "Person" shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

            (o)  Securities Act.  "Securities Act" shall mean the
Securities Act of 1933, as amended.

            (p) Shareholder Designee. "Shareholder Designee" shall mean a person designated for election to the Board of Directors by Shareholder as provided in Section 3.2.

            (q) Strategic Committee. "Strategic Committee" shall mean the Strategic Committee of the Board of Directors to be formed as provided in the Exchange Offer Agreement.

            (r) Specified Event. "Specified Event" shall mean any unsolicited tender or exchange offer commenced by a Person (other than Shareholder or its Controlled Affiliates or any Group of which Shareholder or any such Controlled Affiliate is a member) for Voting Securities representing more of the Total Voting Power of the Company than the amount beneficially owned by Shareholder (but in any event for Voting Securities representing not less than twenty percent (20%) of the Total Voting Power of the Company), or an unsolicited proxy or consent solicitation by any such Person in order to replace at least a majority of the Continuing Directors, or any unsolicited tender or exchange offer for voting securities representing at least twenty percent (20%) of the Total Voting power of any material subsidiary of the Company.

            (s) Takeover Proposal. "Takeover Proposal" shall mean (i) any Specified Event, (ii) any other proposal to take-over control of the Company or a merger, share exchange, other business combination, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its material subsidiaries, or any proposal or offer to acquire in any manner Voting Securities representing more than twenty percent (20%) of the Total Voting Power of the Company or any of its material subsidiaries, a substantial equity interest in any of the Company's material subsidiaries or a substantial portion of the assets of the Company or any of its material subsidiaries, (iii) any request to invite any Person to effect any of the actions specified in Section 3.1 or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, the shareholder rights plan of the Company described in Section 3.6 or any rights plan approved by the Strategic Committee or any anti-takeover statutes or other anti-takeover provisions applicable to the Company, or (iv) a proposal having similar effect.

            (t) Total Voting Power. The term "Total Voting Power" shall mean the total combined Voting Power, on a fully diluted basis, of all the Voting Securities then outstanding.

                                    -4-


            (u) Voting Power. The term "Voting Power" shall mean the voting power in the general election of directors of the Company, and shall be calculated for each Voting Security by reference to the maximum number of votes such Voting Security is or would be entitled to cast in the general election of directors, and, in the case of convertible (or exercisable or exchangeable) securities, by reference to the maximum number of votes such Voting Security is entitled to cast in unconverted or converted (or exercised, unexercised, exchanged or unexchanged) status. For purposes of determining Voting Power under this Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security shall be counted as having the greater of
(i) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (ii) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled. Notwithstanding anything else to the contrary contained herein, there shall not be included in calculating Voting Power any votes which a Person shall have upon the non-payment of dividends on the Preferred Shares in accordance with the terms of the Preferred Shares.

            (v) Voting Securities. "Voting Securities" shall mean, without duplication, (x) any securities entitled, or which may be entitled, to vote generally in the election of directors of the Company, (y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both) (including the Preferred Shares), or (z) any direct or indirect rights or options to acquire any such securities;
provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any shareholder rights plan (including that described in Section 3.6) shall be deemed not to be "Voting Securities" (or to have Voting Power).

       In addition, the following terms have the definitions specified in the Sections noted:

            Term                                         Section
Acquire                                                  3.1(a)
Agreement                                                recitals
Beneficial Ownership Thresholds                          3.2(a)
Cap                                                      4.5(a)
Common Stock                                             recitals
Company                                                  recitals
Continuing Director                                      4.1(f)
Designated Company Breach                                2.1(v)
Designated Shareholder Breach                            2.1
Disposition                                              4.1
Exchange Offer Agreement                                 recitals
Exercise Notice                                          4.2(a)
                                 -5-


Losses                                                   5.5
Market Price                                             4.2(b)(i)
Moving Party                                             7.4
NASD                                                     4.2(b)(i)
Preferred Shares                                         recitals
Preliminary Transfer Notice                              4.2(a)
Private Sale                                             4.1(d)
Purchase Price                                           4.2(b)
Purchasing Person                                        4.1(b)
Required Disposition                                     4.5(a)
Rule 144 Sale                                            4.1(c)
Section 4.2 Closing                                      4.2(a)
Shareholder                                              recitals
Standstill Period                                        2.1
Subject Stock                                            5.1
Third Party Offeror                                      4.1(f)
Transfer Notice                                          4.2(a)
Underwritten Offering                                    4.1(b)

       SECTION 1.2 Representations and Warranties of the Company. The Company represents and warrants to Shareholder as follows:

            (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (it being understood that such exception shall not in itself be construed to mean that the Agreement is not enforceable in accordance with its terms).

            (b) The execution, delivery and performance of this Agreement by the Company does not and will not contravene or conflict with or constitute a default under the Company's Articles of Incorporation or Bylaws.

       SECTION 1.3  Representations and Warranties of Shareholder.
Shareholder represents and warrants to the Company as follows:
            (a) The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated by this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer
                                     -6-

reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (it being understood that such exception shall not in itself be construed to mean that the Agreement is not enforceable in accordance with its terms).

            (b) The execution, delivery and performance of this Agreement by Shareholder does not and will not contravene or conflict with or constitute a default under Shareholder's statutes or similar governing documents.

            (c) As of the date hereof, Shareholder beneficially owns 7,100,300 Preferred Shares and 21,330,903 shares of Common Stock and Shareholder does not beneficially own any other Voting Securities.

                                 ARTICLE 2

                            Standstill Period

       SECTION 2.1 Standstill Period. The "Standstill Period" shall be the period commencing on the date hereof and ending on the earliest of:

       (i) the date that is the later of (i) three (3) years after the date hereof and (ii) the date on which Shareholder beneficially owns Voting Securities (whether now owned or hereafter acquired) having Voting Power representing, in the aggregate, less than three and one-half percent (3.5%) of the Total Voting Power of the Company;

       (ii) the date the Board of Directors agrees to recommend (or ceases to oppose) the consummation of a Specified Event, or takes any action designed to induce or materially facilitate such Specified Event, such as redeeming any rights issued under a shareholder rights plan outstanding on the date a third party initiates a Specified Event (provided that the sharing of confidential information with, or discussing the possible sale of the Company to, or the merger or consolidation with, a potential "white knight" shall not constitute taking action designed to induce or materially facilitate a Specified Event or result in a termination of the Standstill Period, but provided further, that in order to permit Shareholder to have a reasonable period of time to pursue other opportunities before such sale, merger or consolidation, if the Board of Directors resolves to proceed with such sale, merger or consolidation opposed by a majority of the Shareholder Designees, then such Standstill Period may be terminated by Shareholder);

       (iii) the date that Voting Securities representing twenty five percent (25%) of the Total Voting Power of the Company have been acquired by any Person or Group other than
                                      -7-


Shareholder, its Controlled Affiliates or any Group of which    Shareholder
or any such Controlled Affiliate is a member;

       (iv) the date that the Company has entered into an agreement with respect to the merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, or any tender or exchange offer for Voting Securities representing twenty-five percent (25%) or more of the Total Voting Power of the Company, after which the surviving company in any such transaction would have a board of directors of which the majority of its members would not be Continuing Directors (and, in addition, in respect of an asset sale, in which the shareholders of the Company do not receive capital stock of the successor company), or the Company takes material steps to solicit any such transaction;

       (v) the date that the Company materially breaches the provisions of Sections 3.2 or 5.1 hereof, and such breach remains uncured for fifteen
  (15) days, in the case of breaches of Section 3.2, and thirty (30) days, in the case of breaches of Section 5.1 after written notice of such breach has been given by Shareholder to the Company (a "Designated Company Breach");

       (vi) the date that any Shareholder Designee fails to be elected in any election to the Board of Directors, unless the Company shall not have taken appropriate action within thirty (30) days thereafter to cause another Shareholder Designee to become a member of the Board of Directors, or to otherwise adjust the size of the Board of Directors to preserve the proportionate representation on the Board of Directors to which Shareholder is then entitled as specified in Section 3.2;

       (vii) the date that the Company breaches the dividend payment requirement of Section 3.7(a) hereof (if such payment is not excused by the provisions of Section 3.7(b) hereof), unless the Company shall have elected to its Board of Directors one (1) Shareholder Designee in excess of the number of such Shareholder Designees provided for in Section 3.2(a) hereof, in which case the Company shall have an additional period of one
  (1) year to cure such dividend payment breach (it being understood that Shareholder shall cause such Shareholder Designee to resign from the Board of Directors promptly after the earlier of (x) the date of such cure and
  (y) the date of termination of the Standstill Period); or

       (viii) the date that the Company breaches the debt rating maintenance provisions of Section 3.8 hereof.

       Notwithstanding the foregoing, the Standstill Period shall not terminate if, at the time the Standstill Period would
                                    -8-

otherwise have terminated in accordance with clause (i) through (viii) above, Shareholder is in material breach of the provisions of Sections 3.1, 3.2, 3.3 or 4.1 of this Agreement (a "Designated
Shareholder Breach").

                             ARTICLE 3

Standstill and Voting Provisions

       SECTION 3.1    Restrictions of Certain Actions by Shareholder.
During the Standstill Period, Shareholder agrees that none of Shareholder, any of its Controlled Affiliates, or any Group of which Shareholder or any such Controlled Affiliate is a member, will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way induce, assist or encourage any other Person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, any Takeover Proposal, or including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the Board of Directors as specifically expressed in a resolution adopted by a majority of the Continuing Directors who are not Shareholder Designees:

            (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise (any such act, to "acquire"), beneficial ownership of any Voting Securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Voting Securities except for (x) the acquisition of Voting Securities (provided that there is not a Designated Shareholder Breach in existence at the time of such acquisition) which would not, after giving effect to such acquisition, result in beneficial ownership of Voting Securities representing Voting Power in excess of 19.95% of the Total Voting Power of the Company, (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of any Voting Securities generally or
(z) upon conversion of the Preferred Shares in accordance with their terms; provided, that any such Voting Securities shall be subject to the restrictions of this Agreement (it being understood that if Shareholder beneficially owns or acquires any Voting Securities in violation of this Agreement, such Voting Securities shall immediately be disposed of to Persons who are not Affiliates thereof but only in compliance with the provisions of this Agreement; provided however, that the Company may also pursue any other available remedy to which it may be entitled as a result of such violation); provided further that the provisions of this Section 3.1(a) shall not prohibit any Shareholder Designee from acquiring Voting
Securities pursuant to any Company restricted stock plan, option plan or similar plan available to directors of the Company,

                                      -9-

            (b) form, join, participate in or encourage the formation of, any Group with respect to any Voting Securities or deposit any Voting Securities into a voting trust or subject any such Voting Securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; provided however that, subject to Section 4.1 hereof, Shareholder may enter into one or more bona fide pledges of Voting Securities with major brokerage firms and financial institutions; or

            (c) request the Company (or its directors, officers, employees or agents) to amend or waive any provision of this Agreement (including this paragraph);

          Notwithstanding the foregoing, Shareholder's ability to vote its shares shall be governed exclusively by the provisions of Section 3.3 hereof and the provisions of this Agreement shall not restrict the Shareholder Designees from acting in their capacity as directors of the Company.

       SECTION 3.2 Board Representations. (a) The Company will cause Ernest-Antoine Seilliere, Guy de Wouters and Felix G. Rohatyn or, subject to
Section 3.2(e), such other substitute persons as may be designated by Shareholder, to be elected to the Board of Directors on the Closing Date. Thereafter, during the Standstill Period and subject to the further provisions hereof, the Company agrees to support the nomination of, and the Company's nominating committee (or any other committee exercising a similar function) shall recommend to the Board of Directors that (i) one Shareholder Designee, so long as Shareholder beneficially owns Voting Securities having Voting
Power equal to or greater than five percent (5%) of the Total Voting Power and less than ten percent (10%) of the Total Voting Power, (ii) two Shareholder Designees, so long as Shareholder beneficially owns Voting Securities having Voting Power equal to or greater than ten percent (10%) of the Total Voting Power and less than fifteen percent (15%) of the Total
Voting Power, and (iii) three Shareholder Designees, so long as Shareholder beneficially owns Voting Securities having Voting Power equal to or greater than fifteen percent (15%) of the Total Voting Power (collectively the "Beneficial Ownership Thresholds"), be included in the slate of nominees recommended by the Board of Directors to shareholders for election as directors at each annual meeting of shareholders of the Company commencing with the next annual meeting of shareholders. In the event that any of such designees shall cease to serve as a director for any reason, the Board of Directors shall fill the vacancy resulting thereby, subject to the terms of this Agreement, with a person designated by Shareholder (and such person shall be a "Shareholder Designee" for purposes hereof). Notwithstanding the foregoing, the Company shall not have any obligation to support the nomination, recommendation or election of any Shareholder Designee pursuant to this Section 3.2(a) to the extent any of the Beneficial Ownership Thresholds is met or exceeded by Shareholder as a result of its acquisition of

                                    -10-
beneficial ownership of Voting Securities after the date hereof (except for such acquisitions to the extent necessary to maintain Shareholder's beneficial ownership of Voting Securities solely to the extent such ownership has decreased as a result of the primary issuance of Voting Securities by the Company or sale by the Company of Voting Securities held in treasury prior to any such acquisition of Voting Securities by Shareholder).

            (b)  During such time as Shareholder is entitled pursuant to
Section 3.2(a) above to have at least one Shareholder Designee on the Board of Directors, Shareholder shall also be entitled to have one Shareholder
Designee appointed to serve on each committee of the Board of Directors, including any special committee, and the Company agrees to cause one such Shareholder Designee to be so appointed. Notwithstanding the foregoing, if none of the Shareholder Designees would be considered "independent" of the Company or "disinterested" (i) for purposes of any applicable rule of the NYSE, the Paris Stock Exchange, the London Stock Exchange or any other securities exchange or other self regulating organization (such as the NASD) requiring that members of the Audit Committee be independent of the Company,
(ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board of Directors charged with responsibility for such plan or arrangement be "independent" of the Company or "disinterested", or (iii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and any of Shareholder, its Controlled Affiliates or any Group of which Shareholder is a member or such other transaction or potential transaction which would involve a conflict of interest on the part of the Shareholder Designees, then a Shareholder Designee shall not be required to be appointed to any such committee; provided that, the committees of the Board shall be organized such that, to the extent practicable, the only items to be considered by any committee on which no Shareholder Designee may serve will be those items which prevent the Shareholder Designee from serving on such committee.

            (c)  Upon expiration of the Standstill Period pursuant to
Section 2.1(i) hereof or in the event of a Designated Shareholder Breach, Shareholder shall have no further rights under this Section 3.2 and shall cause its designees on the Board of Directors to resign promptly from the Board of Directors and any committees thereof. In addition, if at any time Shareholder beneficially owns Voting Securities in an amount not sufficient to entitle Shareholder to designate the number of Shareholder Designees then currently serving on the Board of Directors pursuant to Section 3.2(a), then Shareholder shall cause to resign promptly from the Board of Directors that number of Shareholder Designees as shall exceed the number of directors that Shareholder would then be

                                      -11-
entitled to designate pursuant to Section 3.2(a); provided, however, that to the extent Shareholder's beneficial ownership of Voting Securities has decreased as a result of the primary issuance of Voting Securities by the Company or sale by the Company of Voting Securities held in treasury, Shareholder shall not be required to cause any Shareholder Designee to resign for a period of eighteen (18) months after the date of the primary issuance or sale of Voting Securities which triggered the resignation requirement set forth in this sentence and, in the event that at the end of such eighteen (18) month period Shareholder then beneficially owns sufficient Voting Securities to entitle Shareholder to designate a number of Shareholder Designees then sitting on the Board of Directors, Shareholder shall cause only the Shareholder Designees in excess of that number to resign from the Board of Directors.

            (d) As of the Closing Date, the Board of Directors shall consist of no more than eighteen (18) directors and shall be reduced to sixteen
(16) directors by no later than immediately after the time of the Company's next annual meeting of Shareholders. In the event that the size of the Board of Directors is thereafter increased or decreased, the number of directors Shareholder shall be entitled to designate shall be adjusted ratably. In the event the increase in the number of directors was approved by a majority of the Shareholder Designees serving on the Board of Directors, any fraction shall be rounded down to the nearest whole number. In the event the increase in the number of directors was not approved by a majority of such Shareholder Designees, any fraction shall be rounded up to the nearest whole number.
When required by this paragraph, Shareholder shall promptly cause the appropriate number of Shareholder Designees to resign from the Board of Directors and any committees thereof, or the Company shall promptly cause to be elected the appropriate number of Shareholder Designees to give effect to this paragraph, as the case may be.

            (e) Notwithstanding the provisions of this Section 3.2, Shareholder shall not be entitled to designate any person to the Company's Board of Directors (or any committee thereof) in the event that the Company receives a written opinion of its outside counsel that a Shareholder Designee would not be qualified under any applicable law, rule or regulation to serve as a director of the Company or if the Company objects to a Shareholder Designee because such Shareholder Designee has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A (promulgated under the Exchange Act) or if the Board of Directors determines in good faith in its reasonable judgment that nomination or election of a Shareholder Designee would be a breach of the fiduciary duties of the Board of Directors, and, in any such event, the Shareholder shall withdraw the designation of such proposed Shareholder Designee and designate a replacement therefor (which replacement Shareholder Designee shall also be subject to the

                                    -12-
requirements of this Section). The Company shall use its reasonable best efforts to notify the Shareholder of any objection to a Shareholder Designee sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose a replacement Shareholder Designee in accordance with the terms of this Agreement.

       SECTION 3.3. Voting. (a) Shareholder agrees that, during the Standstill Period, Shareholder shall, and shall cause its Controlled Affiliates and any Person which is a member of any Group of which Shareholder or any of its Controlled Affiliates is a member, to be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Voting Securities beneficially owned by Shareholder shall be counted for the purpose of determining the presence of a quorum at such meetings. Shareholder shall be free to vote or cause to be voted such Voting Securities in its discretion; provided that Shareholder shall vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by Shareholder in the manner recommended by the Company's Board of Directors in connection with the following actions to be taken by holders of Voting
Securities:

       (i) the election of directors of the Company; provided that Shareholder shall not be obliged to vote in such manner for any nominee for election as a director who is, pursuant to an arrangement or agreement between the Company and a Person or Group (other than Shareholder, its Controlled Affiliates or any Group of which the Shareholder or any of its Controlled Affiliates is a member) holding Voting Power equal to or in excess of the Voting Power of Shareholder at the record date for voting in such election, designated as a nominee by such Person or Group, and

       (ii) any question, resolution or proposal relating to a Takeover Proposal which is submitted to a vote of the shareholders of the Company.

       SECTION 3.4 Third Party Contacts. (a) If at any time during the Standstill Period, Shareholder or any of its Controlled Affiliates is approached by any party concerning (i) a Takeover Proposal which Shareholder determines in its good faith judgment is so significant as to be considered by the Board of Directors, or (ii) a proposal to acquire all or a substantial portion of the Voting Securities beneficially owned by Shareholder which Shareholder determines in its good faith judgment is so significant as to be considered by its supervisory board or directorate, Shareholder will promptly inform the Company of the Takeover Proposal or other such proposal, as the case may be, and in the case of a Takeover Proposal, the Strategic Committee shall consider and evaluate a response to such Takeover Proposal and make a recommendation to the Board of Directors.


            (b) If at any time during the Standstill Period, the Company is approached by any party concerning a Takeover Proposal which the Chairman of the Board of the Company determines in his good faith judgment is so significant as to be considered by the Board of Directors, the Chairman of the Board of the Company will promptly inform the Chairman of the Strategic Committee of the Takeover Proposal and the Committee shall consider and evaluate a response to such Takeover Proposal and make a recommendation to the Board of Directors.

       SECTION 3.5 Notices of Dispositions of Voting Securities. Not later than the tenth day following the end of any calendar month during the Standstill Period in which one or more Dispositions of Voting Securities by Shareholder or any of its Controlled Affiliates shall have occurred, Shareholder shall use its reasonable best efforts to give written notice to the Company of all such Dispositions (in the case of Dispositions by Controlled Affiliates, to the extent it has knowledge) unless any such Disposition has been reflected in a filing on Schedule 13D or Form 4 (or any successor to such forms) under the Exchange Act or an amendment thereto that was delivered to the Company on or in advance of the date upon which notice thereof under this Section 3.5 would have been due. Such notice shall state the date upon which each such Disposition was effected, the number and type of Voting Securities involved in each such Disposition, the means by which each such Disposition was effected and, to the extent known, the identity of the Person acquiring Voting Securities.

       SECTION 3.6 Shareholder Rights Plan. The Company has adopted a shareholder's rights plan on terms and conditions set forth in the Rights Agreement dated as of August 7, 1995 between the Company and First Chicago Trust Company of New York as Rights Agent.

       SECTION 3.7 Dividend Policy. (a) The Company has indicated that it is the present intention of the Board of Directors to commence regularly paying dividends on the Common Stock on a quarterly basis, starting with the calendar quarter in which the Closing Date occurs (and, with respect to dividends paid in the calendar quarter in which the Closing occurs, such dividends shall be paid to holders of record of the Common Stock as of a date after the Closing Date). With respect to dividends paid in 1996, such dividends will be paid in an annualized amount of $ 1.00 per share ($ 0.25 per quarter). All such dividend rates shall be subject to adjustment for any stock splits, reverse stock splits, stock dividends and similar events after the date of the Exchange Offer Agreement. The Company has indicated that it is the present intention of the Board of Directors to increase the amount of such dividends over time based on the financial condition of the Company. The amount of dividends paid to Shareholder during the four full quarters following the Latest Mandatory Conversion Date (as defined in the terms of the Preferred Shares included as Annex

                                       -14-

1 to the Exchange Offer Agreement) shall not be less than the amount of dividends paid to Shareholder on the Common Stock and Preferred Shares that Shareholder receives in the OPE during the four full fiscal quarters following the OPE (assuming for these purposes that Shareholder has neither purchased nor disposed of any securities of the Company after the OPE is consummated), and thereafter the Company shall maintain the policy of paying dividends generally consistent with prior policy, it being understood that if the provisions of this sentence are not complied with, Shareholder shall be entitled solely to the remedies set forth in Section 2.1 (vii) hereof.

       (b) Any change in the dividend payments actually made or any failure by the Company to maintain the policy of paying dividends from that set forth in the third sentence of Section 3.7(a) hereof that is recommended to the Board of Directors by the Strategic Committee shall be deemed to replace the dividend payment or policy condition in such sentence of Section 3.7(a) hereof for all purposes under this Agreement. The Company shall be excused from its failure to pay any dividends in such dividend payment condition and to maintain such dividend policy condition to the extent that the Company's cash needs in connection with the conduct of its operations are such that the Board of Directors in its good faith judgment determines that the payment of such dividends or the maintenance of such policy would, under the circumstances, be materially detrimental to the Company.

       SECTION 3.8 Debt Rating. The Company intends to conduct its business in a manner consistent with its maintaining an "investment grade" rating for its long-term unsecured debt securities, and agrees that any failure to maintain such rating with at least one "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) for a period of longer than one year shall constitute a breach of the foregoing requirement, provided such failure does not result from changes in general economic or industry conditions or other circumstances that could not have been reasonably avoided by the management of the Company or from transactions, policies or activities approved by the Strategic Committee (it being understood that if the provisions of this sentence are not complied with, Shareholder shall be entitled solely to the remedies set forth in Section 2.1 (viii) hereof).

                                   ARTICLE 4

                            Transfer Restrictions

       SECTION 4.1 Restrictions on Dispositions. During the Standstill Period, Shareholder shall not, and shall cause its Controlled Affiliates not to, directly or indirectly (including, without limitation, through the disposition or transfer of control of another Person), sell, assign, donate, transfer, pledge,

                                      -15-
hypothecate, grant any option with respect to or otherwise dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) any Voting Securities (a "Disposition"), except as set forth below in this Section 4.1; provided, however, that the restrictions set forth in Sections 4.1 through 4.4 shall not apply to Shareholder if a Bankruptcy Event has occurred during the Standstill Period. Without limiting the generality of the foregoing, any sale of securities of Shareholder or any of its Controlled Affiliates which is currently (or following the passage of time, the occurrence of any event or the giving of notice), directly or indirectly, exchangeable or exercisable for, or convertible into, any Voting
Securities shall constitute a Disposition of such Voting Securities.

            (a) Dispositions may be made to a Controlled Affiliate of Shareholder; provided, that such Controlled Affiliate agrees in writing to be bound by this Agreement to the same extent as Shareholder.

            (b) Dispositions of Voting Securities may be made pursuant to a bona fide public offering in a firm commitment or best efforts underwriting managed by a United States nationally recognized underwriter, effected in accordance with the registration rights provisions in Article 5 and which provides for a widely distributed public offering in accordance therewith (an "Underwritten Offering"); provided, that, prior to any such Disposition, Shareholder and its Controlled Affiliates shall have complied with the provisions of Section 4.2 or Section 4.3 hereof, as the case may be;
provided, further, that such Dispositions shall not be made to any Person who or which, together with such Person's Affiliates and the members of any Group existing with respect to Voting Securities of which such Person is a part (any such Person and its Affiliates and Group members being collectively referred to herein as a "Purchasing Person"), would immediately thereafter, to the knowledge of Shareholder, any of its Controlled Affiliates, or the managing underwriter(s) beneficially own Voting Securities representing three and one-half percent (3.5%) or more of the Total Voting Power.

            (c) Dispositions of Voting Securities may be made pursuant to sales effected in accordance with Rule 144 under the Securities Act (or any successor rule) (a "Rule 144 Sale"); provided that, prior to any such Disposition, Shareholder and its Controlled Affiliates shall have complied with the provisions of Section 4.2 or Section 4.3 hereof, as the case may be; provided, further, that such Dispositions shall not be made to any Purchasing Person who or which would immediately thereafter, to the knowledge of Shareholder, any of its Controlled Affiliates, or Shareholder's broker, beneficially own Voting Securities representing three and one-half percent (3.5%) or more of the Total Voting Power.


                                     -16-

            (d) Dispositions may be made to any Purchasing Person (other than pursuant to a tender or exchange offer) that would, following such sale, beneficially own no more than three and one-half percent (3.5%) of the Total Voting Power (a "Private Sale") (and such Purchasing Person shall have provided a certificate to such effect); provided that prior to such Disposition, Shareholder shall have complied with the provisions of Section 4.2 or Section
4.3 hereof, as the case may be.

            (e) Dispositions may be made to the Company in accordance with Sections 4.2 and 4.3 hereof.

            (f) Dispositions may be made pursuant to a tender offer or exchange offer or any other transaction with a third party (a "Third Party Offeror") which is recommended to the shareholders of the Company generally by at least a majority of the Continuing Directors of the Company. "Continuing Director" shall mean a member of the Board of Directors of the Company who is not a Third Party Offeror or an Affiliate of a Third Party Offeror (or a representative or nominee of a Third Party Offeror or any such Affiliate) and who either (i) was a member of the Board of Directors prior to the date hereof or (ii) subsequently became a director of the Company and whose election or nomination for election was approved or recommended by a vote of a majority of the Board of Directors of the Company, which majority included a majority of the Continuing Directors then on the Board of Directors.

            (g) With respect to Voting Securities which are, by their terms, convertible into or exercisable or exchangeable for other Voting Securities (including the Preferred Shares) such conversion, exercise or exchange shall not be deemed a Disposition.

            (h) Dispositions may be made pursuant to one or more bona fide pledges or grants of a security interest in Voting Securities to a major brokerage firm or financial institution to secure bona fide indebtedness, or the sale of such Voting Securities by foreclosure on such pledge; provided that such lender is not an Affiliate of Shareholder and such lender agrees that (i) in the case of any such pledge of Voting Securities or grant in respect of Voting Securities representing three and one half percent (3.5%) or less of the Total Voting Power, it will abide by the provisions of Sections 4.2 or 4.3, as the case may be, in the event of such foreclosure and
(ii) in the case of any such pledge of Voting Securities or grant in respect of Voting Securities representing more than three and one half percent (3.5%) of the Total Voting Power, such lender shall be bound by all of the provisions of this Agreement in the event of such foreclosure (except that such lender and its transferees shall not be entitled to the benefits of Section 3.2).


                                     -17-

            (i) Shareholder agrees, without the consent of the managing underwriter(s) in an underwritten offering in respect of the Company's securities, not to effect any sale or distribution of Voting Securities (other than in connection with Shareholder's own registration pursuant to paragraph
(b) hereof), including a Rule 144 Sale, during the ten (10) day period prior to, and during the ninety (90) day period beginning on, the effective date of the registration statement filed by the Company in respect of such underwritten offering.

       SECTION 4.2    Company's Right to Purchase Preferred Shares.
Prior to any Disposition of Preferred Shares pursuant to Section 4.1(b), 4.1(c) or Section 4.1(d) hereof, the Company shall have the right, exercisable in accordance with this Section 4.2, to purchase any or all of the Preferred Shares intended to be subject to such Disposition by Shareholder or any of its Controlled Affiliates.

            (a) If Shareholder or any of its Controlled Affiliates wishes to effect any Disposition of Preferred Shares pursuant to Section 4.1(b),
Section 4.1(c) or Section 4.1(d) hereof, Shareholder shall give written notice (a "Preliminary Transfer Notice") to the Company of such intended Disposition, specifying the Preferred Shares to be subject to Disposition and the intended method of Disposition (and including, to the extent known, the identity of any prospective purchasers and, in respect of a proposed Private Sale, the price at which, and the material terms upon which (including the identity of any prospective purchaser), such sale is proposed to be made); provided that any request for registration of Subject Stock constituting Preferred Shares shall be deemed a Preliminary Transfer Notice with respect to the Registrable Securities requested to be registered. The Preliminary Transfer Notice shall be given not less than twenty (20) nor more than thirty (30) trading days in advance of the Transfer Notice. If Shareholder determines that it wishes to proceed with its proposed Underwritten Offering, Rule 144 Sale or Private Sale, Shareholder shall deliver to the Company a written notice to that effect containing the same scope of information as in the Preliminary Transfer Notice (the "Transfer Notice") within the time period prescribed in the preceding sentence. If the Company wishes to purchase the Preferred Shares specified in the Transfer Notice, then in the case of a proposed Private Sale within five
(5) trading days, and in the case of other such Dispositions within twenty (20) trading days, following receipt of the Transfer Notice, the Company shall deliver a written notice (an "Exercise Notice") to Shareholder indicating that the Company wishes to exercise its rights hereunder to purchase such number of such Preferred Shares as designated in the Exercise Notice, a date for the closing of such purchase, which shall not be more than ten (10) trading days after delivery of such Exercise Notice (subject to extension as provided herein), and a place for the closing of such

                                    -18-
purchase (a "Section 4.2 Closing"). Upon delivery of an Exercise Notice, a binding agreement shall be deemed to exist providing for the purchase by the Company of the Preferred Shares to which such Exercise Notice relates, upon the terms and subject to the conditions set forth in this Section 4.2; provided that, other than with respect to a Private Sale, the Company may rescind its Exercise Notice (in which event it will not have obligation to purchase such Preferred Shares) at any time within five (5) trading days following any determination of the value of any untraded securities pursuant to Section 4.2
(b)(ii) hereof.

            (b) The purchase price for any such Preferred Shares (the "Purchase Price") shall be determined as set forth below.

                 (i) With respect to Preferred Shares proposed to be sold pursuant to a Private Sale, the Purchase Price per share of such Preferred Shares shall equal the price contained in the Transfer Notice. With respect to Preferred Shares proposed to be sold pursuant to an Underwritten Offering or a Rule 144 Sale, the Purchase Price per share of such Preferred Shares shall equal the average closing price per share of the Preferred Shares during the twenty (20) consecutive trading days immediately preceding the Company's delivery of the Exercise Notice. The closing price (the "Market Price") for each such day shall be the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the NYSE, or, if the Preferred Shares are not listed or admitted to trading on such exchange, on the principal national or international securities exchange on which the Preferred Shares are listed or admitted to trading, or, if the Preferred Shares are not listed or admitted to trading on any national or international securities exchange but are designated as national market system securities by the National Association of Securities Dealers, Inc. ("NASD"), the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NASD Automated Quotation/National Market System, or if the Preferred Shares are not so designated as national market system securities, the average of the highest reported bid and lowest reported asked prices as furnished by the NASD or similar organization if the NASD is no longer reporting such information.

                 (ii) If the Preferred Shares are not publicly traded as contemplated pursuant to clause (i) above, the value of the Preferred Shares shall be determined by two United States nationally recognized investment banking

                                         -19-
       firms, one firm to be selected by each of Shareholder and the Company, or in the event such firms are unable to agree, by a third United States nationally recognized investment banking firm selected by such firms. Shareholder and the Company shall use their reasonable best efforts to cause any such determination of value to be made within ten trading days following the Company's delivery of the applicable Exercise Notice. In connection with any determination of fair market value pursuant to this Section 4.2(b), each party will bear the fees and expenses of the investment banking firm selected by it and the parties will bear equally the fees and expenses of any third investment banking firm.

            (c) At any Section 4.2 Closing, the Company shall pay to Shareholder (or its designees) the aggregate Purchase Price for the Preferred Shares by wire transfer of immediately available funds in United States dollars, and Shareholder shall deliver or cause to be delivered to the Company such Preferred Shares, with documentation satisfactory to the Company evidencing the transfer of such Preferred Shares, in form acceptable for transfer on the Company's books.

            (d) If the Company does not exercise its right to purchase Preferred Shares specified in a Transfer Notice, or if the Company exercises its right to rescind as described in the proviso to the last sentence of Section 4.2
(a) hereof, then the party giving such Transfer Notice shall be free to effect the Disposition of such Preferred Shares, subject to Section 4.1 hereof (other than the restrictions contained therein relating to the Company's purchase rights under this Section 4.2); provided that, in the case of a Disposition pursuant to an Underwritten Offering, Shareholder may effect such Disposition in accordance with the provisions of this Agreement in an Underwritten
Offering that is consummated at any time within one hundred and twenty (120) days after the last date on which the Company's Exercise Notice could have been timely delivered; provided, further that in the case of a Disposition pursuant to a Rule 144 Sale, Shareholder may effect such Disposition in accordance with the provisions of this Agreement in a Rule 144 Sale within thirty (30) days following the last date on which the Company's Exercise
Notice could have been timely delivered.

            (e) The obligations of the parties to effect any Section 4.2 Closing shall be subject to the satisfaction of the following conditions: (i) all waiting periods, if any, applicable to the transactions occurring at such
Section 4.2 Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and (ii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which

                                   -20-
prohibits such transactions or makes such transactions illegal. If, as of any date on which a Section 4.2 Closing is scheduled to occur, the foregoing conditions relating thereto have not been satisfied, then such Section 4.2 Closing shall occur as promptly as practicable following such satisfaction, and the parties shall use their reasonable best efforts to cause the satisfaction of such conditions; provided that if the foregoing conditions relating to any
Section 4.2 Closing are not satisfied within one hundred twenty (120) days following the delivery of the applicable Exercise Notice, then Shareholder or the Company may terminate the agreement deemed to exist upon delivery of the applicable Exercise Notice.

       SECTION 4.3    Company's Right to Purchase Common Shares.
(a) If Shareholder or any of its Controlled Affiliates wishes to effect any Disposition of shares of Common Stock pursuant to Section 4.1(b), Section 4.1
(c) or Section 4.1(d), Shareholder will so notify the Company. Such notice shall indicate whether such Disposition will occur pursuant to Section 4.1(b), 4.1(c) or 4.1(d). In the event Shareholder has obtained a bona fide offer for such shares at a price higher than the Market Price on the Business Day immediately preceding such notice, the notice shall indicate such higher price, together with the identity of the proposed purchaser and any other material terms in the case of a Private Sale. The Company shall have the right to purchase all (but not less than all) of the shares of Common Stock at the higher of the Market Price on the Business Day immediately preceding such notice or the higher price specified in such notice, if any. As promptly as practicable, and in no event more than twenty-four (24) hours after receipt of such notice from Shareholder, the Company shall advise Shareholder if it will purchase such shares of Common Stock.

       If the Company elects not to purchase such shares of Common Stock or if the Company fails to agree to purchase such shares of Common Stock on the terms provided herein within twenty-four (24) hours of receipt of notice, then Shareholder shall be free to undertake the Disposition of such shares. In case the notice shall have specified that such Disposition would occur pursuant to
Section 4.1(b), then Shareholder may effect such disposition in accordance with the provisions of this Agreement in an Underwritten Offering that is consummated at any time within one hundred and twenty (120) days after receipt by the Company of such notice. In case the notice shall have specified that such Disposition would occur pursuant to Section 4.1(c) or 4.1(d), then
Shareholder shall have twenty (20) Business Days to offer and sell such Common Stock. In any case, any such sale may occur at a price above or below the Market Price, but in the case of a Private Sale such sale may not occur at a price less than the price at which such shares were offered to the Company if the price at which such shares were so offered exceeded the Market Price on the date of such offer to the Company.


                                     -21-

       (b) If the Company agrees to purchase any shares of Common Stock pursuant to clause (a) above, the provisions of Section 4.2(c) and Section 4.2(e) shall apply to such purchase as if it were a Section 4.2 Closing.

       SECTION 4.4 Assignment of Rights. The Company may assign any of its rights under this Article 4 to any Person without the consent of Shareholder, provided, however, that no such assignment shall relieve the Company of any of its obligations pursuant to this Article 4. In the event that the Company elects to exercise a right to purchase any Voting Securities under this Article 4, the Company may specify another Person as the Company's designee to purchase the Voting Securities.

       SECTION 4.5 Required Dispositions. (a) The Company acknowledges that Shareholder's Voting Power relative to Total Voting Power may from time to time exceed 19.95% solely as a result of the Company's repurchase of its own outstanding Voting Securities or reclassifications by the Company of Voting Securities. If, as a result of such Company repurchases or reclassifications, Shareholder shall at any time during the Standstill Period beneficially own Voting Securities having Voting Power that is more than 23.45% of Total Voting Power (the "Cap"), then, if and to the extent requested by the Company by written notice to Shareholder, Shareholder shall, within eighteen
(18) months after such request, dispose of or cause its Controlled Affiliates to dispose of (a "Required Disposition") such number of shares of Voting Securities pursuant to Article 4 hereof as shall be necessary to reduce Shareholder's beneficial ownership of Total Voting Power to no more than the Cap.

                                 ARTICLE 5

                            Registration Rights

       SECTION 5.1    Registration Upon Request.  At any time after  June
30, 1996, Shareholder shall have the right to make written demand upon the Company, on not more than eight (8) separate occasions (subject to the provisions of this Section 5.1), to register under the Securities Act, the Common Stock, the Preferred Shares, the shares of Common Stock received by Shareholder pursuant to the conversion of the Preferred Shares and any additional Preferred Shares or shares of Common Stock which Shareholder may have acquired after the date hereof to the extent such additional shares were acquired by Shareholder in compliance with the terms of this Agreement (the shares subject to such demand hereunder being referred to as the "Subject Stock"), and the Company shall use its reasonable efforts to cause such shares to be registered under the Securities Act as soon as reasonably practicable so as to permit the sale thereof; provided, however, that each such demand shall cover at least five hundred thousand

                                    -22-

(500,000) shares of Subject Stock constituting Preferred Shares or one million (1,000,000) shares of Subject Stock constituting shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events after the date hereof). In connection therewith, the Company shall, as expeditiously as possible, prepare and file with the Commission, a registration statement under the Securities Act to effect such registration, and use reasonable efforts to cause such registration statement to become and remain effective for at least ninety (90) days. Shareholder agrees to provide all such information and materials and to take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the Securities Act and the Commission and to obtain any desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriter shall be selected by Shareholder and shall be reasonably satisfactory to the Company, and Shareholder and such underwriter shall enter into an underwriting agreement containing customary terms and conditions. Notwithstanding the foregoing, the Company (i) shall not be obligated to prepare or file more than one such registration statement during any twelve
(12) month period, (ii) shall be entitled to postpone for a reasonable period of time (but in no event more than one hundred-twenty (120) days) the filing of any registration statement otherwise required to be prepared and filed by the Company if (x) the Company is, at such time, conducting or about to conduct an underwritten public offering of securities and is advised by its managing underwriter or underwriters that such offering would, in its or their opinion, be adversely affected by the registration so requested, or (y) the Company determines in good faith that the registration and distribution of the shares of Subject Stock would interfere with any existing or proposed financing, acquisition, disposition, corporate reorganization or other transaction of a similar type involving the Company. In the event of such postponement, Shareholder shall have the right to withdraw the request for registration by giving written notice to the Company within ten (10) days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of registrations to which Shareholder is entitled pursuant to this
Section 5.1).

       SECTION 5.2 Incidental Registration Rights. If the Company proposes to register any of the Preferred Shares or Common Stock for sale under the Securities Act (other than (i) pursuant to Section 5.1 hereof, (ii) securities to be issued pursuant to a stock option or other employee benefit or similar plan, or (iii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation) the Company shall, as promptly as practicable and in no event less than thirty (30) days prior to the date such

                                      -23-
registration statement is filed with the Commission, give written notice to Shareholder of the Company's intention to effect such registration. If, within fifteen (15) days after receipt of such notice, Shareholder submits a written request to the Company specifying the amount of Subject Stock that it proposes to sell or otherwise dispose of in accordance with this Section 5.2, the Company shall use reasonable efforts to include the shares specified in Shareholder's request in such registration. If the offering pursuant to such registration statement is to be made by or through underwriters, the managing underwriters shall be chosen by the Company in its sole discretion, and the Company, Shareholder and such underwriter shall execute an underwriting agreement in customary form. If the managing underwriter determines in good faith and advises Shareholder that the inclusion in the registration statement of all the Subject Stock proposed to be included would interfere with the successful marketing of all securities proposed to be registered, then Shareholder shall agree to downward adjustment in the number of shares of Subject Stock to be included in such underwriting sufficient to alleviate fully such marketing concern (provided that if securities are being offered for the account of Persons other than the Company (other than pursuant to demand registration rights), then the proportion by which the amount of securities intended to be offered for the account of Shareholder is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Person is reduced). If Shareholder has been permitted to participate in a proposed offering pursuant to this Section 5.2, the Company thereafter may determine either not to file a registration statement relating thereto, or to withdraw such registration statement, or otherwise not to consummate such offering, without any liability hereunder.
In connection with any offering of shares of Subject Stock registered pursuant to Section 5.1 or 5.2 hereof, Shareholder shall comply with all other terms of this Agreement (including Section 4.1(b), and in connection with Section 4.1(b), Shareholder shall use all reasonable efforts to secure the agreement of the underwriters, in connection with any underwritten offering of its Subject Stock, to comply therewith).

       SECTION 5.3 Registration Mechanics. In connection with any offering of shares of Subject Stock registered pursuant to Section 5.1 or 5.2 hereof, the Company shall (i) furnish to Shareholder such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as it may reasonably request, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current;
(ii) (x) use reasonable efforts to register or qualify the Subject Stock covered by such registration statement under such blue sky or other state securities laws for offer and sale as Shareholder shall reasonably request and (y) keep such

                                  -24-
registration or qualification in effect for so long as the registration statement remains in effect; provided, however, that the Company shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed or subject itself to taxation in any jurisdiction wherein it would not otherwise be subject to tax but for the requirements of this Section 5.3; (iii) use reasonable efforts to cause all shares of Subject Stock covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Company to enable Shareholder to consummate the Disposition of such shares of Subject Stock; (iv) notify Shareholder any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and (subject to the good faith determination of the Board of Directors as to whether to cease all sales under such registration statement), at the request of Shareholder prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made; (v) otherwise use reasonable efforts to comply with all applicable rules and regulations of the Commission; (vi) use reasonable efforts to list, if required by the rules of the applicable securities exchange or, if securities of the same class are then so listed, the Subject Stock covered by such registration statement on the NYSE, the Paris Stock Exchange and on any other principal securities exchange on which such class of Voting Securities is then listed; and
(vii) before filing any registration statement or any amendment or supplement thereto, furnish to Shareholder and its counsel copies of such documents and permit Shareholder and its counsel to review and comment on such documents. Upon any registration becoming effective pursuant to Section 5.1, the Company shall use reasonable efforts to keep such registration statement current for a period of ninety (90) days or such shorter period as shall be necessary to effect the distribution of the Subject Stock.

       Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (iv) of this
Section 5.3, it will forthwith discontinue its

                                    -25-
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

Disposition of Subject Stock pursuant to the registration statement relating to such Subject Stock until its receipt of the copies of the supplemented or amended prospectus contemplated by clause (iv) of this Section 5.3 and, if so directed by the Company, will deliver to the Company all copies then in its possession of the prospectus relating to such Subject Stock current at the time of receipt of such notice. If Shareholder's Disposition of Subject
Stock is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit Dispositions of Subject Stock by Shareholder at least thirty (30) consecutive days and for an aggregate of ninety (90) days, whether or not consecutive, the registration statement shall not be counted for purposes of determining the number of registrations to which Shareholder is entitled pursuant to
Section 5.1.

       SECTION 5.4 Expenses. Shareholder shall pay all agent fees and commissions and underwriting discounts and commissions related to shares of Subject Stock being sold by Shareholder and the fees and disbursements of its counsel and accountants and the Company shall pay all fees and disbursements of its counsel and accountants in connection with any registration pursuant to this
Article 5; provided that all fees and disbursements in connection with any registration (excluding any withdrawn registration request) pursuant to this
Article 5 in excess of the first four (4) actual such registrations shall be borne by the Shareholder. All other fees and expenses in connection with any registration statement (including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws) shall (i) in the case of a registration pursuant to
Section 5.1, be borne solely by Shareholder and (ii) in the case of a registration pursuant to Section 5.2, be shared pro rata based upon the respective market values of the securities to be sold by the Company, Shareholder and any other holders participating in such offering.

       SECTION 5.5 Indemnification and Contribution. In the case of any offering registered pursuant to this Article 5, the Company agrees to indemnify and hold Shareholder, each underwriter, if any, of the Subject Stock under such registration and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any directors and officers of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively "Losses"), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state


                                    -26-
therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the indemnification contained in this Section 5.5 shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Company by Shareholder or any such underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement therein.

       In the case of each offering registered pursuant to this Article 5, Shareholder and each underwriter, if any, participating therein shall agree, substantially in the same manner and to the same extent as set forth in the preceding paragraph, severally to indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by Shareholder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

       Each party indemnified under this Section 5.5 shall, promptly after receipt of notice of the commencement of any claim against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this
Section 5.5, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any action in respect of which indemnification may be sought hereunder shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent

                                     -27-
that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof through counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 5.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party in which event the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

       If the indemnification provided for in this Section 5.5 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 5.5 would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, each party's relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding to the extent such party would have been indemnified for such expenses if the indemnification provided for in this Section 5.5 was available to such party.

       The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable

considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

       SECTION 5.6. Assignment of Registration Rights. Shareholder may, in connection with any transfer of its Voting Securities permitted by this Agreement, assign its rights under this Article 5 to any Controlled Affiliate without the Company's consent and, in the case of an assignment to a Person which is not a Controlled Affiliate, with the Company's consent, which consent shall not be unreasonably withheld (provided that if such assignment is to a Person other than a Controlled Affiliate, any demand registration requested by such assignee pursuant to Section 5.1 hereof shall be for a minimum of one million (1,000,000) Preferred Shares or two million (2,000,000) shares of Common Stock, respectively).

       SECTION 5.7. Termination. The registration rights granted to Shareholder pursuant to this Article 5 shall terminate immediately at such time as Shareholder owns Voting Securities having a Voting Power of less than three and one half percent (3.5%) of the Total Voting Power or if there is a D Designated Shareholder Breach.

                                    ARTICLE 6

       Standstill Provisions Regarding the Shareholder and Certain Entities

       SECTION 6.1    Restriction of Certain Actions by the Company.
During the Standstill Period (it being understood that for this purpose the Standstill Period shall terminate only pursuant to Section 2.1(i)), the Company agrees that none of the Company, any of its Controlled Affiliates or any Group of which the Company or any such Controlled Affiliate is a member (it being understood that, for the purposes of this Section 6.1, the Company is not (x) a member of any Group of which Shareholder is a member or (y) a Controlled Affiliate of Shareholder or MW) will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise), to effect, or cause or participate in, or in any way induce, assist or encourage any other Person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, any unsolicited tender or exchange offer commenced by a Person for voting securities representing twenty percent (20%) or more of the total voting power of Shareholder, MW or any of their material subsidiaries, or an unsolicited proxy or consent solicitation by any such Person in order to replace at least a majority of the directors of Shareholder, MW or such subsidiary, (ii) any other proposal to take

                                     -29-
over control of Shareholder or MW or for a merger, share exchange, business combination, recapitalization, restructuring, liquidation or similar transaction involving Shareholder, MW or any of their material subsidiaries or any proposal or offer to acquire in any manner voting securities representing more than twenty percent (20%) of the total voting power of Shareholder, MW or any of their material subsidiaries, a substantial equity interest in any of Shareholder's or MW's material subsidiaries or a substantial portion of the assets of Shareholder or MW or any of their respective material subsidiaries,
(iii) any request to invite any Person to effect any of the actions specified in this Section 6.1 or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, any shareholder rights plan of Shareholder or MW or any anti-takeover statutes or other anti-takeover provisions applicable to Shareholder or MW, or (iv) a proposal having similar effect, or (v) including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the board of directors of Shareholder or MW, as the case may be, as specifically expressed in a resolution adopted by a majority of the board of directors:

       (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise, beneficial ownership of any voting securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any confirmation of the foregoing) any voting securities of Shareholder or MW, as the case may be (it being understood that, if the Company beneficially owns or acquires any voting securities of Shareholder or MW, as the case may be, in violation of this Agreement, such voting securities shall immediately be disposed of to Persons who are not Affiliates thereof; provided, however, that Shareholder may also pursue any other available remedies to which it may be entitled as a result of such violation.

       (b) form, join, participate in or encourage the formation of, any Group with respect to any voting securities of Shareholder or MW or deposit any voting securities into a voting trust or subject any such voting securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; or

       (c) request Shareholder or MW (or their respective directors, officers, employees or agents) to amend or waive any provision of this Agreement (including this paragraph).

       SECTION 6.2 Termination. The provisions of Section 6.1 shall terminate on the earlier of (a) the date of a Designated Shareholder Breach and
(b) the date on which the Standstill Period terminates pursuant to Section 2.1(i). Notwithstanding the foregoing, the provisions of Section 6.1 shall not terminate if, at

                                   -30-
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

the time the provisions of Section 6.1 would have otherwise terminated in accordance with the previous sentence, there is a Designated Company Breach.

                                   ARTICLE 7

                                 Miscellaneous

       SECTION 7.1 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

       (a)  If to the Company, to:

            Crown Cork & Seal Company, Inc.
            9300 Ashton Road
            Philadelphia, Pennsylvania 19136
            Attention :    William J. Avery
                           Chairman and Chief Executive Officer
            Telecopy: (215) 698-5206

            (with copies to):

            Dechert Price & Rhoads
            4000 Bell Atlantic Tower
            1717 Arch Street
            Philadelphia, Pennsylvania 19103
            Attention:     Thomas A. Ralph and
                           William G. Lawlor
            Telecopy:      (215) 994-2222

or to such other person or address as the Company shall furnish to Shareholder in writing;

       (b)  If to Shareholder, to:
            CGIP
            89, rue Taitbout
            75009 Paris, France
            Attention:     Michel Renault
            Telecopy:      (011) 33 1 42 80 68 67

            (with copies to):

            Sullivan & Cromwell
            250 Park Avenue
            New York, New York  10177
            Attention:     Allan M. Chapin
            Telecopy:      (212)558-4915

or to such other person or address as Shareholder shall furnish to the Company in writing.
                                       -31-

       All such notices, requests, demands and other communi-cations shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven (7) Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied; and on the Business Day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

       SECTION 7.2 Survival of Representations and Warranties. The representations and warranties made herein shall survive through the term of this Agreement.

       SECTION 7.3 Legends. If requested in writing by the Company, Shareholder shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by Shareholder or any of its Controlled Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon as long as such Voting Securities are beneficially owned by Shareholder or a Controlled Affiliate:

            "The securities represented by this
            certificate are subject to the provisions of a Shareholders Agreement, dated as of February 22, 1996, between Compagnie
            Generale d'Industrie et de Participations and Crown Cork & Seal Company, Inc. and may not be sold, pledged, hypothecated or otherwise transferred except in accordance therewith. A copy of said agreement is on file at the office of the Corporate
            Secretary of Crown Cork & Seal Company,
            Inc."

       The Company may enter a stop transfer order with the transfer agent or agents of Voting Securities against any Disposition not in compliance with the provisions of this Agreement.

       SECTION 7.4 Enforcement. Shareholder, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.
It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief


                                      -32-
on the grounds that any other remedy or relief is available at law or in equity. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

       SECTION 7.5 Entire Agreement. This Agreement, the second, third, sixth and fifteenth paragraphs of the Shareholder Confidentiality Agreement (but not to the extent such paragraphs relate to information or "Evaluation Material" of the "Subject Company", as such terms are used in the Shareholder Confidentiality Agreement), the second, third, seventh and seventeenth paragraphs of the Crown Confidentiality Agreement and the Exchange Offer Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, and the Company Confidentiality Agreement and such other provisions of the Shareholder Confidentiality Agreement and Crown Confidentiality Agreement not expressly referred to above shall terminate with the execution hereof. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

       SECTION 7.6 Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

       SECTION 7.7 Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

       SECTION 7.8 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

       SECTION 7.9 No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of


                                     -33-
this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

       SECTION 7.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Shareholder, and to their respective successors and assigns, including any successors to the Company or Shareholder or their businesses or assets as the result of any merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto, without the execution or filing of any instrument or the performance of any act; provided that no party may assign this Agreement without the other party's prior written consent, except as expressly provided herein.

       SECTION 7.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

       SECTION 7.12 Further Assurances. From time to time on and after the date hereof, the Company and Shareholder, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other party hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

       SECTION 7.13 Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement (other than the Exchange Offer Agreement, which shall be governed solely by the analogous provisions thereof), and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the Court of Common Pleas of Philadelphia County in the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, the Company and Shareholder each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Shareholder at their respective addresses referred to herein.
The Company and the Shareholder each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement (other than the Exchange Offer Agreement, which shall be governed solely by the analogous provisions thereof) brought in the

                                   -34-
courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

       SECTION 7.14  Confidentiality. Confidential information of the
Company on one hand, and the Shareholder on the other hand, shall be deemed "Evaluation Material" subject to the terms of the second, third, seventh and seventeenth paragraphs of the Crown Confidentiality Agreement, in the case of Company information, and subject to the terms of the second, third, sixth and fifteenth paragraphs of the Shareholder Confidentiality Agreement, in the case of Shareholder information.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.


                                         CROWN CORK & SEAL COMPANY, INC.




                                         By:/s/ William J. Avery
                                         Name:  William J. Avery
                                         Title: Chairman of the Board and
                                                Chief Executive Officer


                                          COMPAGNIE GENERALE D'INDUSTRIE
                                          ET DE PARTICIPATIONS




                                          By:/s/ Ernest-Antoine Seilliere
                                          Name:  Ernest-Antoine Seilliere
                                          Title: Chairman and Chief Executive
                                                 Officer





                                       -35-

